Exhibit (a)(1)(N)

Intercept Stock Option Exchange
Break-Even Illustrative Excel Model

General instructions:
Do not change black numbers. Change blue numbers with your assumptions.
If you are asked to "enable macros", say yes.

Please note: Options granted on or after February 15, 2020, and/or with strike prices at or below $50.75 are not eligible; putting them into this calculator may result in an error.

Steps:	**Assumptions and calculations:**		
1. Enter the current ICPT stock price ($):	14.08		
2. Enter an assumed grant date price for Sept. 20, 2021 ($):	20.00		
3. Enter an estimate for a future ICPT stock price to use in your modeling ($):	80.00		
	Old vs. new options:	**Old**	**New**
4. Enter the grant/strike price for your "old" options to be exchanged:	Strike price ($):	100.00	20.00
	Exchange ratio:		1.75
5. Enter the number of your "old" options to exchange at that price:	# of options:	777	444.00
	Future estimate ($):		
	Value per option:	0.00	60.00
6. Review the hypothetical comparison in value of your "old" vs. "new" options:	Total value:	0.00	26,640.00
	Difference in value:		26,640.00
7. Click the blue "Calculate Breakeven" button:	Calculate Breakeven		
(Note: If pressing the button causes a "Microsoft Visual Basic Editor" window			
to open or generates a "Run Time Error", that is fine.			
Just close the window, or tap on the "end" button and close the window.)			
	Breakeven determination ($):		
8. At this stock price, the value of your "old" options would overtake your "new" options:	Future stock price:	206.67	206.67
(Note: If the button generates a strange number (like a large negative number),	Value per option:	106.67	186.67
just type a small, normal number like "0" or "100" into the blue cell and click	Total value:	82,880.00	82,880.00
the button again -- this is a common problem when Excel gets "confused".)	Difference in value:		0.00

9. Repeat the steps above for as many grants as you want to model.

Table of exchange ratios (for reference only):	**Old option strike price ($)**		
	Lower bound	**Upper bound**	**Exchange ratio**
	0.00	50.75	Not eligible
	50.76	75.00	1.50
	75.01	115.00	1.75
	115.01	125.00	2.50
	125.01	No upper bound	4.50

Notes: All numbers are illustrative examples only. Today's stock price is based on a recent historical closing price. New options will be priced based on the stock price on the grant date, which is estimated to be September 20, 2021. We cannot predict future stock prices. The stock price may go up or down. You should use your own estimates of where you think the stock price will be in September, and in the further future. For illustrative purposes, we have used the same numbers as in an example in our other materials. You should plug in your specific old option strike price and number of options. (A strike price is the price above which an option is profitable.) Please note that the old and the new options have different vesting terms and expire at different times. This model does not take that into account. The breakeven estimate provided by this model does not take into account the taxation of the old and new options, which may vary based upon a number of factors. If the stock price does not reach your target price before your options expire, or if you leave the company before your new options vest, then you will not be able to benefit from that stock price, so you need to take those factors into account and have a realistic understanding of the timing involved, in order to make an apples-to-apples comparison. Important legal information: This document does not constitute legal, financial, or investing advice. Intercept cannot provide individualized information or advise you on whether or not you should tender your options. This Excel model is for illustration purposes only. Option valuation is a complex issue. This model provides a simple valuation ("intrinsic value"), by calculating the difference between the stock price and the option's strike price, with a floor at $0. The breakeven estimate provided by this model does not take into account the taxation of the old and new options, which may vary based upon a number of factors. The taxation of options is a complex matter and you should consult with your personal tax advisor about those potential tax effects. You should consult your own advisors and consider your individual circumstances. The contents of this document do not constitute an offer. The full terms of the offer to exchange eligible options are described in the Schedule TO and accompanying documents, dated August 16, 2021, which you may access via the "Document Library" within the exchange election site, on our website at https://ir.interceptpharma.com/financial-information/sec-filings, or through the SEC website at www.sec.gov.